DILLARD’S TO OPEN AT ZONA ROSA

KANSAS CITY, MO. (September 7, 2006) - Zona Rosa announced today Dillard’s will open a 200,000-square-foot store in the development’s second phase currently under construction.

The new three-level Dillard’s store will feature the company’s latest advances in store design, enabling the company to present Kansas City area shoppers with expanded selections of its upscale and contemporary fashions storewide. Highlights of the store will include updated formats in ladies shoes, cosmetics, handbags and intimate apparel. The new store is expected to open in spring 2008.

Dillard's Chief Executive Officer William Dillard, II stated, "We are pleased to announce a new Dillard's store at Zona Rosa. We have enjoyed over 40 years in the Kansas City area and will be proud to serve our loyal Kansas City customers in this beautiful new setting."

"Dillard’s will become a significant presence in the second phase of development at Zona Rosa,” said Yaromir Steiner, CEO of Steiner + Associates. “We’re pleased to have Dillard’s as a major part of this new phase and are confident it will enable us to continue to offer a superior shopping experience to our customers.”

In addition to the new Dillard's store, Zona Rosa will soon welcome an additional 200,000 square feet of new retailers that will continue to reinforce Zona Rosa as an exceptional shopping destination in the Northland.

Dillard's, Inc. is one of the nation's largest fashion apparel and home furnishing retailers. The Company's 329 stores span 29 states and operate with one name, Dillard's. Dillard's stores offer a broad selection of merchandise, including products sourced and marketed under Dillard's exclusive brand names. For more information, please visit the Company Web site at www.dillards.com.

Zona Rosa is a mixed-use urban town center located at the northwest corner of I-29 and Barry Road in Kansas City North. For more information, visit www.zonarosa.com or call (816) 587-8180.

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Media Contact:
Megan Neher
PR for Zona Rosa
913-599-5539
megan@MNPR.biz